Exhibit(p)1.63

XI.	CODE OF ETHICS

A.	STATEMENT OF PURPOSE

This Code of Ethics (the “Code”) is developed for use by the following entity:

PALISADES INVESTMENT PARTNERS, LLC the “Company”

The Company provides investment advisory services to various clients and accounts. Persons covered by the Code owe an undivided duty of loyalty to the Managed Accounts of the Company, and must therefore adhere to the highest ethical and professional standards of conduct. These standards, as contained in this Code, are based on the requirements of the Investment Advisor Act of 1940 (the “Company Act”), the Investment Company Act of 1940 (if applicable), the Insider Trading and Securities Fraud Enforcement Act (“ITSFEA”), and the laws governing the management of investment accounts.

Should the Company manage accounts on behalf of a registered investment company, the Code is also intended to comply with Rule 17j-1 under the Company Act, as amended, which requires mutual funds to adopt a code of ethics containing provisions reasonably designed to prevent specified individuals from engaging in certain conduct. The Code is also intended to comply with the provisions of Rule 204-2 under the Company Act, which requires the Company to maintain records of securities transactions in which certain of its Employees have any Beneficial Ownership.

This Code is not intended to address other standards of ethical conduct which may be addressed by Codes of Ethics of organizations comprised of professionals in a field, such as Chartered Financial Analysts. Where necessary, persons covered by this Code should consider requirements of such other guidelines in addition to the requirements of this Code.

Adherence to this Code is a fundamental condition of service with the Company, and persons covered by the Code bear full responsibility for ensuring that they and members of their immediate families and personal households comply with the provisions and intent of this Code. Only by careful adherence to the requirements and principles outlined in the Code can we protect and uphold the reputation of the Company.

Section XI	Code of Ethics Amended March, 2005	Page 1

B.	INTRODUCTION

1.	Individuals and Entities Covered by the Code. All Employees are subject to the provisions of this Code.

2.	Fiduciary Duty. The Code is based on the principle that Employees owe a fiduciary duty to the Managed Accounts and must avoid activities, interests and relationships that might interfere with making decisions in the best interests of any of the Managed Accounts.

As fiduciaries, Employees must at all times comply with the following principles:

(a).	The Managed Accounts Come First. Employees must scrupulously avoid serving their personal interests ahead of the interests of the Managed Accounts. An Employee may not induce or cause a Managed Account to take action, or not to take action, for the Employee’s personal benefit, rather than for the benefit of the Managed Account. For example, an Employee would violate this Code by causing a Managed Account to purchase a Security the Employee owned for the purpose of increasing the price of that Security.

(b).	Avoid Taking Advantage. Employees may not use their knowledge of open, executed, or pending portfolio transactions to profit by the market effect of such transactions. Receipt of investment opportunities, perquisites, or gifts from persons seeking business with a Managed Account could call into question the exercise of an Employee’s independent judgment.

(c).	Comply With the Code. It is important that all Employees comply with the letter and the spirit of the Code, so as to avoid any conflict, or appearance of conflict. Doubtful situations should be resolved in favor of the Managed Accounts. Technical compliance with the Code’s procedures will not automatically insulate persons covered by the Code from scrutiny of any Securities Transactions that indicate an abuse of fiduciary duties.

Section XI	Code of Ethics Amended March, 2005	Page 2

3.	Avoiding Fraudulent Conduct. In keeping with the Fiduciary Duty requirement of this Code, it should be noted that engaging in fraudulent conduct in connection with the purchase or sale of a Security is prohibited. Fraudulent activity includes the following activities:

(a).	Employing any device, scheme or artifice to defraud any Managed Account.

(b).	Making to any Managed Account any untrue statement of material fact or omitting to state to such Managed Account a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

(c).	Engaging in any act, practice or course of business which operates or would operate as a fraud or deceit upon any Managed Account.; or

(d).	Engaging in any manipulative practice with respect to any Managed Account.

C.	PERSONAL SECURITIES TRANSACTIONS

Certain personal trading activities may be risky not only because of the nature of the transactions, but also because action necessary to close out a position may, for some Employees, become prohibited while the position remains open (e.g. – closing out short sales). Furthermore, if the Company becomes active in a given security, some Employees may find themselves “frozen” in a position.

1.	Pre-clearance Requirements for Employee.

(a).	General Requirement. Except for the transactions specified in Section C.4.(a), any Securities Transaction in which an Employee has or acquires a Beneficial Interest must be pre-cleared with the CCO and/or the OCM.

(b).	Trade Authorization Request Forms. Prior to entering an order for a Securities Transaction that requires pre-clearance, the Employee must complete a Pre-clearance Request form (Exhibit 1) and submit the completed form to the CCO and/or the OCM. The form requires Employees to provide certain information and to make certain representations.

Section XI	Code of Ethics Amended March, 2005	Page 3

Proposed Securities Transactions of the OCM that require pre-clearance must be submitted to CCO.

(c).	Review of Form. After receiving a completed Trade Authorization Request form, the CCO and/or OCM will (a) review the information set forth in the form, (b) review information regarding past, pending, and contemplated transactions by any Managed Account, as necessary, and (c) as soon as reasonably practicable, determine whether to authorize the proposed Securities Transaction. The granting of authorization, and the date that authorization was granted, must be reflected on the form. The CCO and/or OCM should keep one copy of the completed form for the Compliance Department and provide one copy to the Employee seeking authorization.

No order for a securities transaction for which pre-clearance authorization is required may be placed prior to the receipt of written authorization of the transaction by the CCO and/or OCM. Verbal approvals are not permitted.

(d).	Length of Trade Authorization Approval. The authorization provided by the CCO and/or OCM is effective until the earlier of (1) its revocation, (2) the close of business on the second trading day after the authorization is granted (for example, if authorization is provided on a Monday, it is effective until the close of business on Wednesday), or (3) the moment the Employee learns that the information in the Trade Authorization Request form is not accurate. If the order for the Securities Transaction is not executed within that period, a new authorization must be obtained before the Securities Transaction is placed. Open orders, including stop loss orders, should be utilized with caution, as it will be necessary to repeat the pre-clearance process for transactions not executed within the authorization period.

(e).	No Explanation Required for Refusals. In some cases, the CCO and/or OCM may refuse to authorize a Securities Transaction for a reason that is confidential. The CCO and/or OCM is not required to give an explanation for refusing to authorize any Securities Transaction.

Section XI	Code of Ethics Amended March, 2005	Page 4

2.	Additional Pre-clearance Requirements for Investment Personnel. In addition to the requirements noted in Section C.1., Investment Personnel are subject to the following requirement.

(a).	Presentation to CCO and/or OCM. Prior to pre-clearance of any equity Securities Transaction, when such equity Security is not owned by any Managed Account, an Investment Person must first submit the equity Security as a potential investment to the CCO and/or OCM of the Company. The CCO and/or OCM must make a determination that the equity Security is not an appropriate investment of any Managed Account before pre-clearance for such Security may be requested.

3.	Prohibited Transactions.

(a).	Always Prohibited Securities Transactions. The following Securities Transactions are prohibited and will not be authorized under any circumstances:

1.	Inside Information. Any transaction in a Security by an individual who possesses material nonpublic information regarding the Security or the issuer of the Security;

2.	Market Manipulation. Transactions intended to raise, lower, or maintain the price of any Security or to create a false appearance of active trading;

3.	Others. Any other transaction deemed by the CCO and/or OCM to involve a conflict of interest, possible diversions of corporate opportunity, or an appearance of impropriety.

(b).	Generally Prohibited Securities Transactions. Unless exempted by Section C.4., the following Securities Transactions are prohibited and will not be authorized by the CCO absent exceptional circumstances. The OCM cannot authorize prohibited security transactions. The prohibitions apply only to the categories of Employees specified.

Section XI	Code of Ethics Amended March, 2005	Page 5

1.	Initial Public Offerings (All Employees). Any purchase of a Security in an initial public offering;

2.	Three Business Day Blackout (all Employees). Any purchase or sale of a Security by an Employee within three business days of a purchase or sale of the same Security (or Equivalent Security); or any purchase or sale on any day during which any Fund has a pending buy or sell order in the same Security (or Equivalent Security);

3.	Seven-Day Blackout (Portfolio Managers only). Any purchase or sale of a Security by a Portfolio Manager within seven calendar days of a purchase or sale of the same Security (or Equivalent Security) by a Managed Account managed by that Portfolio Manager. For example, if a Managed Account trades a Security on day one, day eight is the first day the Portfolio Manager may trade that Security for an account in which he or she has a Beneficial Interest;

4.	60-Day Blackout (All Employees). (1) Purchase of a Security in which an Employee thereby acquires a Beneficial Interest within 60 days of a sale of the Security (or an Equivalent Security) in which such Employee had a Beneficial Interest, and (2) sale of a Security in which an Employee has a Beneficial Interest within 60 days of a purchase of the Security (or an Equivalent Security) in which such Employee had a Beneficial Interest; unless the Employee agrees to give up all profits on the transaction to a charitable organization specified in accordance with Section E.2.(a). Of course, Investment Employees must place the interests of the Managed Accounts first; they may not avoid or delay purchasing or selling a security for an account in order to profit personally;

Section XI	Code of Ethics Amended March, 2005	Page 6

5.	Short Sales. Any short sale of a Security when that Security is held long by any Managed Account.

6.	Private Placements (Investment Personnel only). Acquisition of a Beneficial Interest in Securities in a private placement by Investment Personnel is strongly discouraged. The CCO will give permission only after considering, among other facts, whether the investment opportunity should be reserved for a Managed Account and whether the opportunity is being offered to the person by virtue of the person’s position as an Investment Person. Investment Personnel who have acquired a Beneficial Interest in Securities in a private placement are required to disclose their Beneficial Interest to the Compliance Department. If the Investment Person is subsequently involved in a decision to buy or sell a Security (or an Equivalent Security), the decision must be independently authorized by a Portfolio Manager with no personal interest in the issuer.

4.	Exemptions. Exemptions to certain technical aspects of the Code do not exempt any Employee from his/her fiduciary duty to the Managed Accounts as set forth in Section B.2. For example, an Employee would violate the Code by using an exemption to purchase a security in advance of a large order that the Employee knew was being placed for a Managed Account.

(a).	Exemptions from Pre-clearance and Treatment as a Prohibited Transaction. The following Securities Transactions are exempt from the pre-clearance requirements set forth in Section II.A. and the prohibited transaction restrictions set forth in Section C.3.(b):

1.	Mutual Funds. Any purchase or sale of a Security issued by any registered closed and/or open-end investment companies;

2.	No Knowledge. Securities Transactions where the Employee has no knowledge of the transaction before it is completed (for example, Securities Transactions effected for an Employee by a trustee of a blind trust, or discretionary trades involving an investment partnership or investment club, in connection with which the Employee is neither consulted nor advised of the trade before it is executed);

Section XI	Code of Ethics Amended March, 2005	Page 7

3.	Municipal Fixed-Income Securities. Any purchase or sale of a municipal fixed-income security;

4.	Certain Corporate Actions. Any acquisition of Securities through stock dividends, dividend reinvestments, stock splits, reverse stock splits, mergers, consolidations, spin-offs, or other similar corporate reorganizations or distributions generally applicable to all holders of the same class of Securities;

5.	Rights. Any acquisition of Securities through the exercise of rights issued by an issuer pro rata to all holders of a class of its Securities, to the extent the rights were acquired in the issue;

6.	Acquisition by Gift or Inheritance. The acquisition of securities by gift or inheritance is exempt from all trading restrictions;

7.	Government Securities. Any purchase or sale of direct obligations of the U.S. or Canadian government (e.g., Treasury securities), any Canadian Provincial government, or any derivative thereof, or obligations of agencies and instrumentalities of the U.S. or Canadian government with a remaining term to maturity of one year or less, or any derivative thereof

8.	Money Market Instruments. Any purchase or sale of money market instruments, such as certificates of deposit, bankers’ acceptances, repurchase agreements, and commercial paper

9.	Miscellaneous. Other Securities as may from time to time be designated in writing by the Code of Ethics Committee on the ground that the risk of abuse is minimal or non-existent.

Section XI	Code of Ethics Amended March, 2005	Page 8

(b).	Exemption from Treatment as a Prohibited Transaction. The following Securities Transactions are exempt from the prohibited transaction restrictions that are set forth in Section C.3.(b). They are not exempt from the pre-clearance requirements set forth in Section C.1:

1.	Securities Held in Index-Managed Accounts. The prohibitions in Section C.3.2(b).2 & 3 are not applicable to any Securities Transaction involving shares of a Security where the only Managed Account which maintains a position or is transacting in such Security is an account managed to match the composition of a broad-based, unmanaged index as closely as possible (e.g. – a Managed Account designed to hold securities in substantially the same proportion as the Standard & Poor’s 500 Index).

2.	Options on Broad-Based Indices. The prohibitions in Section 4.3.(b) 2, 3, and 4 are not applicable to any Securities Transaction involving options on certain broad-based indices designated by the Compliance Department. The broad-based indices designated by the Compliance Department may be changed from time to time and presently consist of the S & P 500, the S & P 100, NASDAQ 100, Nikkei 300, NYSE Composite, and Wilshire Small Cap indices.

5.	Reporting Requirements.

(a).	Initial and Periodic Disclosure of Personal Holdings by Employees. Within ten (10) days of being designated as an Employee and thereafter on an annual basis, an Employee (including an Interested Director but not an Independent Fund Director) must acknowledge receipt and review of the Code on the Acknowledgement of Receipt of Code of Ethics (Exhibit 2) and complete the Account Information Sheet (Exhibit 5). On a quarterly basis, all Investment Personnel and Portfolio Managers are required to disclose all Securities in which such Investment Personnel and Portfolio Managers have a Beneficial Interest on the Investment Personnel Representation Form (Exhibit 3).

Section XI	Code of Ethics Amended March, 2005	Page 9

(b).	Transaction and Periodic Statement Reporting Requirements. An Employee (including an Interested Director but not an Independent Fund Director) must arrange for the Compliance Department to receive directly from any broker, dealer, or bank that effects any Securities Transaction in which the Employee has or acquires a Beneficial Interest, duplicate copies of each confirmation for each such transaction and periodic statements (minimum annually) for each account in which such Employee has a Beneficial Interest. Attached as Exhibit 4 is a form of letter that may be used to request such documents from such entities.

If an Employee opens an investment account at a broker, dealer, bank, or mutual fund that has not previously been disclosed, the Employee must immediately notify the Compliance Department in writing of the existence of the account and make arrangements to comply with the requirements set forth herein by completing the Account Information Form that is attached as Exhibit 5.

If an Employee is not able to arrange for duplicate confirmations and periodic statements to be sent, the Employee must immediately notify the Compliance Department.

(c).	Disclaimers. Any report of a Securities Transaction for the benefit of a person other than the individual in whose account the transaction is placed may contain a statement that the report should not be construed as an admission by the person making the report that he or she has any direct or indirect beneficial ownership in the Security to which the report relates.

(d).	Availability of Reports. All information supplied pursuant to this Code may be available for inspection to the CCO of the Company employing the Employee, the Company’s Code of Ethics Committee, the OCM, any party to which any investigation is referred by any of the foregoing, the Securities Exchange Commission, any state securities commission, and any attorney or agent of the foregoing.

Section XI	Code of Ethics Amended March, 2005	Page 10

D.	FIDUCIARY DUTIES

1.	Confidentiality. Employees are prohibited from disclosing information relating to the investment intentions, activities or portfolios of the Managed Accounts, except to persons whose responsibilities require knowledge of the information.

2.	Gifts. The following provisions on gifts apply to all Investment Employees.

(a).	Accepting Gifts. Employees and their Immediate Family are prohibited from receiving any gift of material value from any single Business Relationship. A gift will be considered material in value if it influences or give the appearance of influencing the recipient.

In the event the aggregate fair market value of all gifts received by you from any single Business Relationship is estimated to exceed $250 in any 12-month period, you must immediately notify your manager. Managers who receive such notification must report this information to the Compliance Department.

Occasionally, Employees are invited to attend or participate in conferences, tour a company’s facilities, or meet with representatives of a company. Such invitations may involve traveling and may require overnight lodging. Generally, all travel and lodging expenses provided in connection with such activities must be paid for by the Company.

(b).	Solicitation of Gifts. Employees may not solicit gifts or gratuities.

(c).	Giving Gifts. Employees and members of their Immediate Family may not give any gift, series of gifts, or other thing of value, including cash, loans, personal services, or special discounts, in excess of $250 per year to any Business Relationship.

Section XI	Code of Ethics Amended March, 2005	Page 11

(d).	Customary Business Amenities. Customary business amenities are not considered gifts so long as such amenities are business related, reasonable in cost, appropriate as to time and place and neither so frequent nor so costly as to raise any questions of impropriety. In order for such amenities to be considered business related, the offeror must accompany the recipient to the event. Customary business amenities which Employees and, if appropriate, your guests, may accept or give include an occasional meal, a ticket to a sporting event or the theater, green fees, an invitation to a reception or cocktail party, or comparable entertainment.

3.	Corporate Opportunities. Employees may not take personal advantage of any opportunity properly belonging to any Managed Account. For example, an Investment Person should not acquire a Beneficial Interest in a Security of limited availability without first offering the opportunity to purchase such Security to the Managed Account.

4.	Undue Influence. Employees may not cause or attempt to cause any Managed Account to purchase, sell or hold any Security in a manner calculated to create any personal benefit to the Employee. If an Employee stands to benefit materially from an investment decision for a Managed Account, and the Employee is making or participating in the investment decision, then the Employee must disclose the potential benefit to those persons with authority to make investment decisions for the Managed Account (or, if the Employee in question is an Investment Person with authority to make investment decisions for the Managed Account, to the Compliance Department). The person to whom the Employee reports the interest, in consultation with the Compliance Department, must determine whether or not the Employee will be restricted in making or participating in the investment decision.

5.	Service as a Director. No Investment Person may serve on the board of directors of a publicly-held company absent prior written authorization by the Code of Ethics Committee. This authorization will rarely, if ever, be granted and, if granted, will normally require that the affected Investment Person be isolated, through a Chinese Wall or other procedure, from those making investment decisions related to the issuer on whose board the Investment Person sits.

Section XI	Code of Ethics Amended March, 2005	Page 12

E.	COMPLIANCE WITH THE CODE OF ETHICS

1.	Code of Ethics Committee

(a).	Membership, Voting and Quorum. The Code of Ethics Committee is comprised of the Chairman/Chief Investment Officer/Chief Compliance Officer and the Operations/Compliance Manager. The Committee shall vote by majority vote with two members servings as a quorum. Vacancies may be filled and, in the case of extended absences or periods of unavailability, alternates may be selected, by a majority vote of the remaining members of the Committee; provided, however, that at least one member of the Committee shall also be a member of the Compliance Department.

(b).	Investigating Violations of the Code. The Compliance Department is responsible for investigating any suspected violation of the Code and shall report the results of each investigation to the Code of Ethics Committee. The Code of Ethics Committee is responsible for reviewing the results of any investigation of any reported or suspected violation of the Code. Any violation of the Code by an Employee will be reported to the CCO of the Company.

(c).	Annual Reports. The Code of Ethics Committee will review the Code at least once a year, in light of legal and business developments and experience in implementing the Code in order to make modifications if appropriate.

2.	Remedies

(a).	Sanctions. If the Code of Ethics Committee determines that an Employee has committed a violation of the Code, the Committee may impose sanctions and take other actions as it deems appropriate, including a letter of caution or warning, suspension of personal trading rights, suspension of employment (with or without compensation), fine, civil referral to the Securities and Exchange Commission, criminal referral, and termination of the employment of the violator for cause. The Code of Ethics Committee may also require the Employee to reverse the transaction in question and forfeit any profit or absorb any loss associated or derived as a result. The amount of profit shall be calculated by the Code of Ethics Committee and shall be

Section XI	Code of Ethics Amended March, 2005	Page 13

forwarded to a charitable organization selected by the Code of Ethics Committee, unless otherwise prescribed by law. However, if disgorgement is required as a result of trades by a Portfolio Manager that conflicted with Managed Accounts managed by that Portfolio Manager, disgorgement proceeds shall be paid directly to such Managed Accounts. If disgorgement is required under more than one provision, the Code of Ethics Committee shall determine in its sole discretion the provision that shall control.

(b).	Sole Authority. The Code of Ethics Committee has sole authority, subject to the review set forth in Section E.2.(c). below, to determine the remedy for any violation of the Code, including appropriate disposition of any monies forfeited pursuant to this provision. Failure to promptly abide by a directive to reverse a trade or forfeit profits may result in the imposition of additional sanctions.

3.	Exceptions to the Code. Although exceptions to the Code will rarely, if ever, be granted, the Code of Ethics Committee may grant exceptions to the requirements of the Code on a case by case basis if the Committee finds that the proposed conduct involves negligible opportunity for abuse. All such exceptions must be in writing.

4.	Modifications to the Code. The Code of Ethics Committee shall have the authority from time to time to make modifications to the Code as may be required given circumstances arising in daily business.

5.	Inquiries Regarding the Code. The Compliance Department will answer any questions about this Code or any other compliance-related matters.

F.	DEFINITIONS

When used in the Code, the following terms have the meanings set forth below:

“Employee” means:

1.	every natural person in a control relationship with the Company who obtains information concerning recommendations made to a Managed Account with regard to the purchase or sale of a Security;

Section XI	Code of Ethics Amended March, 2005	Page 14

2.	any director, officer or employee of the Company who in the ordinary course of his or her business makes, participates in or obtains information regarding the purchase or sale of Securities for any of the Managed Accounts, or whose functions or duties as a part of the ordinary course of his or her business relate to the making of any recommendation to the such Managed Accounts concerning the purchase or sale of Securities; and

3.	such other persons as the Compliance Department shall designate.

Any uncertainty as to whether an individual is an Employee should be brought to the attention of the Compliance Department.

“Beneficial Interest” means the opportunity, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, to profit, or share in any profit derived from, a transaction in the subject Securities.

An Employee is deemed to have a Beneficial Interest in the following:

1.	any Security owned individually by the Employee;

2.	any Security owned jointly by the Employee with others (e.g. - joint accounts, spousal accounts, partnerships, trusts and controlling interests in corporations); and

3.	any Security in which a member of the Employee’s Immediate Family has a Beneficial Interest if:

(a).	the Security is held in an account over which the Employee has decision making authority (e.g. - the Employee acts as trustee, executor, or guardian); or

(b).	the Security is held in an account for which the Employee acts as a broker or investment Company representative.

In addition, an Employee is presumed to have a Beneficial Interest in any Security in which a member of the Employee’s Immediate Family has a Beneficial Interest if the Immediate Family member resides in the same household as the Employee. This presumption may be rebutted if the Employee is able to provide the Compliance Department with satisfactory assurances that the Employee has no material Beneficial Interest in the Security and exercises no control over investment decisions made regarding the Security.

Section XI	Code of Ethics Amended March, 2005	Page 15

Any uncertainty as to whether an Employee has a Beneficial Interest in a Security should be brought to the attention of the Compliance Department. Such questions will be resolved in accordance with, and this definition shall be subject to, the definition of “beneficial owner” found in Rules 16a-1(a) (2) and (5) promulgated under the Securities Exchange Act of 1934, as amended.

“Business Relationship” means any Managed Account, or any one person or entity that does or seeks to do business with or on behalf of the Company or any Managed Account.

“Code” means this Code of Ethics, as amended.

“Compliance Department” means the Compliance Department of the Company.

“CCO” means the Company’s Chairman/Chief Investment Officer/Chief Compliance Officer.

“OCM” means the Company’s Operations/Compliance Manager, or such persons’ designee(s).

“Equivalent Security” means any Security issued by the same entity as the issuer of a subject Security, including options, rights, stock appreciation rights, warrants, preferred stock, restricted stock, phantom stock, bonds, and other obligations of that company or security otherwise convertible into that security. Options on securities are included even if, technically, they are issued by the Options Clearing Corporation or a similar entity.

“Immediate Family” of an Employee means any of the following persons:

child	sibling	stepparent
stepchild	son-in-law	mother-in-law
grandchild	daughter-in-law	father-in-law
grandparent	brother-in-law	sister-in-law
spouse	parent

Immediate Family includes adoptive relationships and other relationships (whether or not recognized by law) that the Compliance Department determines could lead to the possible conflicts of interest, diversions of corporate opportunity, or appearances of impropriety which this Code is intended to prevent.

Section XI	Code of Ethics Amended March, 2005	Page 16

“Investment Personnel” and “Investment Person” mean each Portfolio Manager and any Employee who, in connection with his or her regular functions or duties, provides information and advice to a Portfolio Manager or who helps execute a Portfolio Manager’s decisions.

“Managed Account” means the portfolios of the Company.

“Portfolio Manager” means a person who has or shares principal day-to-day responsibility for managing the portfolio of a Managed Account.

“Securities Transaction” means a purchase or sale of Securities in which an Employee has or acquires a Beneficial Interest.

“Security” includes stock, notes, bonds, debentures, and other evidences of indebtedness (including loan participations and assignments), limited partnership interests, investment contracts, and all derivative instruments of the foregoing, such as options and warrants. “Security” does not include futures or options on futures, but the purchase and sale of such instruments are nevertheless subject to the reporting requirements of the Code.

Section XI	Code of Ethics Amended March, 2005	Page 17